----------                                                OMB APPROVAL
 FORM 4                                             ---------------------------
----------                                          OMB Number 3235-0287
[ ] Check this box if no longer                     Expires: September 30, 1998
    subject to Section 16. Form 4                   Estimated Average burden
    or Form 5 obligations may                       hours per response .....0.5
    continue. See Instruction 1(b).


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person*  2. Issuer Name and Ticker Trading Symbol            6. Relationship of Reporting
                                                                                                   Person(s) to Issuer
   Hendricks      Craig            R.         LSI Communications, Inc. (LSIM)                          (Check all applicable)
                                                                                                 [X] Director     [X] 10% Owner
-----------------------------------------------------------------------------------------------  [X] Officer(give [ ] Other (specify
 (Last)           (First)        (Middle)  3. IRS Identification   4. Statement for Month/Year        title below             below)
                                              Number of Reporting                                      President & CEO
   112 W. Business Park Drive                 Person, if an entity         February 2001           ------------------------------
------------------------------------------        (voluntary)      ---------------------------- ------------------------------------
               (Street)                                            5. If Amendment, Date        7. Individual or Joint/Group Filing
                                                                      of Original                   (Check Applicable Line)
  Draper            UT          84020                                 (Month/Year)                 [X] Form filed by One Reporting
------------------------------------------                                                             Person
 (City)            (State)           (Zip)                               N/A                       [ ] Form filed by More than One
                                                                                                        Reporting Person
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                                            TABLE 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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 1. Title of Security          2. Trans-   3. Transaction  4. Securities Acquired(A)  5. Amount of       6.Owner-      7. Nature of
    (Instr. 3)                    action      Code            or Disposed of (D)         Securities        ship           Indirect
                                  Date        (Instr.8)       (Instr. 3,4 and 5)         Beneficially      Form:          Beneficial
                                  (Month/  --------------  -------------------------     Owned at End      Direct (D)     Ownership
                                   Day/                     Amount   (A) or   Price      of Month          or Indirect    (Instr.4)
                                   Year)    Code     V               (D)                 (Instr. 3 and 4)  (I) (Instr.4)
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Common Stock                      2/9/01    P               869,318  (A)    .0073 per     3,763,922            (D)           N/A
                                            Explanation                      share of
                                                                             Coaching
                                                                             Institute
                                                                             Common
                                                                             Stock
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction on 4(b)(v).

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

FORM 4 (CONTINUED)               Table II -- Derivative Securities Acquired, Disposed of, or Benficially Owned
                                         (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of    2.Conver-  3.Trans- 4.Tansac-  5.Number of  6.Date Exercis-  7.Title and     8.Price   9.Number   10.Owner-  11.Nature
  Derivative)   sion or    action   tion       Derivative   able and         Amount of       of        of Deri-    ship       of In-
  Security      Exercise   Date     Code       Securities   Expiration       Underlying      Deri-     vative      Form of    direct
 (Instr.3)      Price of  (Month/  (Instr.8)   Acquired     Date             Securities      vative    Secur-      Deriva-    Bene-
                Deri-      Day/                (A) or      (Month/Day/      (Intr. 3         Secu-     ities       tive       ficial
                vative     Year)               Disposed     Year)            and 4)          rity      Benefi-     Security:  Owner-
                Security                       of (D)     ----------------- -------------   (Instr.    cially      Direct     ship
                                               (Instr.3,                            Amount   5)        Owned       (D) or    (Instr.
                                                4 and 5)                            or                 at End      Indirect   4)
                                                          Date       Expir-  Title  Number             of          (I)
                                                          Exer-      ation          of                 Month       (Instr.4)
                                   Code   V     (A)  (D)  cisable    Date           Shares            (Instr.4)
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OPTIONS         .0073 per  2/9/01    S               SEE  1/1/01     3/1/01  Common  869,318   SEE     NONE           D        N/A
                 share of                            NOTE                    Stock             NOTE
                 Coaching
                 Institute
                 Common
                 Stock
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Explanation of Responses:

1.   Seller received 1 share of LSI Communications, Inc.'s common stock for each .0073 share of Coaching Institute, Inc.'s  common stock. Based on the share price of LSI Communications, Inc.'s common stock on February 9, 2001, the value of each Share of
     Coaching Institute, Inc.'s common stock forfeited was $8.22 per share.


**Intentional misstatements or omissions of facts constitute Federal Criminal        By: /s/ Craig R. Hendricks            02/19/01
    Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           -----------------------------------   --------
                                                                                     **Signature of Reporting Person         Date
Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained                                              Page 2
in this form are not required to respond unless the form displays a currently                                        SEC 1474 (7-96)
valid OMB Number.

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